For Immediate Release

County Bank Purchases
$30 Million Asset Based Loan Portfolio
Announces Second Bay Area Branch

MERCED, CA - February 8, 2006 - County Bank, a subsidiary of Capital Corp of the West (NASDAQ: CCOW) and Central California’s Community Bank, today announced the purchase of an asset based loan portfolio, valued at $30 million, from San Jose-based Heritage Bank of Commerce.

“The purchase of this loan portfolio and the hiring of key personnel responsible for its success is an important strategic step for County Bank,” said Ed Rocha, President of County Bank. “The addition of asset based lending expertise provides another important element to the services we can now offer our business customers. In addition, asset based lending supplies an important addition to non-interest income. Finally, this transaction gives us an additional presence outside of our traditional Central Valley footprint and along with our San Francisco branch, allows us to ‘bookend’ the greater Bay Area.”

“We have already received regulatory permission to open a full service branch in San Jose as of February 9th,” continued Mr. Rocha. “Building on this new base, we believe that our culture of strong customer service, along with a strengthened product portfolio, will allow us to continue expanding our operations along the San Francisco peninsula and the East Bay.”

“This new asset based lending capability enables County Bank to provide additional lending services to its business customers; to be a better partner in helping them to achieve their goals,” said Mr. Rocha. “We are excited to welcome such a group of highly respected bankers that will ensure that County Bank continues to meet and exceed its customers’ expectations. Joining the Business Finance Department are: Jim Christiansen, SVP/Business Finance Manager; Kevin Knox, VP/Business Finance Credit Officer and Debbie Muraoka, VP/Business Finance Administrator.

The new office will be located at the Regus Business Center, 2033 Gateway Place #660, San Jose, CA 951100.

About County Bank
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 29 years of service as “Central California’s Community Bank.” County Bank ranks fifth out of thirty-nine banking institutions in this market area and is the largest community bank in the Central Valley. It operates 22 retail, as well as 6 corporate lending centers and mortgage lending offices in California serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, San Joaquin, San Francisco, Stanislaus and Tuolumne.

For further information about County Bank, contact Tom Hawker, CEO of County Bank and Capital Corp of the West, at (209) 725-2276.